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Exhibit 10.4

May 16, 2006

Daryll D. Southwick,

        Centennial Bank of the West,

          4650 Royal Vista Circle,

            Fort Collins, Colorado 80528.

Dear Mr. Southwick:

        It has been a pleasure working with you over the past eighteen months. We very much appreciate your substantial efforts and commitment. The purpose of this letter is to confirm the following transition arrangements that you and we have discussed. If you agree, this letter becomes your Transition Agreement with Centennial Bank of the West (the "Company").

1.     Service Through June 30, 2006

        You will continue to be employed through June 30, 2006 with the Company.

        Effective on the close of business June 30, 2006, you will cease to be employed and will retire from your positions as President and Chief Executive Officer and director of the Company, as well as from all other positions as a director, officer or employee of the Company or its affiliates (together, your "Retirement"). You understand that your decision to retire from these positions will be irrevocable and that no other action is required for it to become effective. You agree, however, to sign any additional letters of resignation that the Company may request that reflect accurately the terms and conditions of your Retirement.

2.     Assistance Through December 31, 2006

        From July 1 through December 31, 2006, you agree to make yourself reasonably available on our request from time-to-time to assist in the transition of senior management and in any other matter related to your employment with the Company. Your assistance is additional consideration for our payments pursuant to Section 3 of this Transition Agreement and there will be no additional cost; provided, however, that if your assistance is requested for more than 10 hours in a 30 day period, we will pay you at the rate of $125 per hour for each additional hour of assistance provided.

3.     Effect of Your Retirement

        As a severance payment upon your Retirement, the Company will pay to you in one lump sum an amount in cash equal to one hundred and twenty-five thousand dollars ($125,000) (the "Separation Amount").

        Your Separation Amount will be paid on January 1, 2007. However, the Company's obligation to pay your Separation Amount is contingent on your execution as of the date of your Retirement of a Waiver and Release of Claims reasonably acceptable to the Company and such Waiver and Release of Claims becoming effective.

        In addition to your Separation Amount, on your Retirement the Company will pay you amounts that have become payable to you as of June 30, 2006 but have not been paid.

        On your Retirement, you shall have the option to purchase or assume the lease in respect of (as applicable) any automobile currently provided to you by the Company.

        On your Retirement, the Company will have no further obligation to make payments except as provided in this Transition Agreement.

4.     Your Continuing Obligations to the Company

            (a)    Non-Competition Agreement.    In consideration of the payment of the Separation Amount, you agree to comply with the obligations (the "Obligations") set forth in your Non-Competition Agreement, dated December 10, 2004, with Guaranty Corporation; provided that the term "Restricted Period" therein shall refer to the period commencing on July 1, 2006 and ending on June 30, 2007, the term "Restricted Territory" shall mean the geographic area of the State of Colorado extending from the continental divide to the eastern State boundary and the term "Company" shall mean Centennial Bank Holdings, Inc. and its subsidiaries.

            (b)    Survival.    Any termination of your employment or of this Agreement (or breach of this Agreement by you or the Company) shall have no effect on the continuing operation of this Section 4.

            (c)    Validity.    The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on your future employment imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 4 unreasonable in duration or geographic scope or otherwise, you and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

            (d)    Consideration.    The parties acknowledge that this Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of your promises under this Section 4.

            (e)    Specific Enforcement; Cessation of Payments.    The Company is entitled to an action or proceeding to temporarily, preliminarily or permanently enforce any part of Section 4(a). You agree that (i) your violation of any part of Section 4(a) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of such Sections, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 4(a) would be difficult to calculate and that remedies at law would be inadequate. In addition to the other rights provided for in this Section 4(g), it is agreed that, if you breach Section 4(a) the Company's obligation to make or provide payments or benefits under Section 3 shall cease, to the extent not already paid or provided.

            (h)    Notice to New Employers.    Before you either apply for or accept employment with any other person or entity while any of Section 4(a) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 4 and will deliver a copy of the notice to the Company.

5.     Miscellaneous.

            (a)    Pre-Retirement Termination.    This Transition Agreement will not apply if your employment terminates before your Retirement.

            (b)    Arbitration.    Except as otherwise expressly provided herein, any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to your employment or the termination thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after your discharge or termination, you shall be awarded your costs, including attorneys' fees, provided you substantially prevail on at least one claim.

            (c)    Advice of Counsel.    YOU ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, YOU HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

*    *    *

        If this letter properly sets forth our understanding, please sign both copies, keep one copy for your records and return one to me. We wish you the best in your future endeavors. We are confident in your continued success.

Very truly yours,
CENTENNIAL BANK OF THE WEST
By:	/s/ JOHN M. EGGEMEYER, III
	Name:	John M. Eggemeyer, III
	Title:	Chairman, Centennial Bank Holdings, Inc.

Accepted and agreed:

/s/ DARYLL D. SOUTHWICK Daryll D. Southwick

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  Exhibit 10.4